Exhibit 10.64
CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE MARKED [***]

DATED 13TH AUGUST 2010

BETWEEN

THE OAKES BUSINESS PARK
DEVELOPMENT COMPANY LTD (1)

- and –

GEN-PROBE LIFE SCIENCES LTD (2)

- and –

THE OAKS BUSINESS PARK
MANAGEMENT COMPANY LTD (3)

LEASE
Relating to Innovation House,
Wythenshawe, Manchester

LR1. Date of lease	13th August 2010

LR2. Title number(s)	LR2.1 Landlord’s title numbers (s)

GM72257

LR2.2 Other title numbers

GM530643 and GM599272

LR3. Parties to this lease	Landlord
THE OAKES BUSINESS PARK DEVELOPMENT COMPANY LTD
Give full names and addresses of each of the parties. For UK incorporated companies and limited liability partnerships, also give the registered number including any prefix. For overseas companies, also give the territory of incorporation and if appropriate, the registered number in England and Wales including any prefix.	Tenant GEN-PROBE LIFE SCIENCES LTD Other parties
Specify capacity of each party, for example “management company”, “guarantor”, etc.

Management Company

THE OAKES BUSIENSS PARK MANAGEMENT COMPANY LTD

LR4. Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.
Insert a full description of the land being leased Or Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.	The Property described in Clause 1.2
Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

LR5. Prescribed statements etc.	None required for this Lease

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.	LR5.2 This lease is made under, or by reference to, provisions of:
In LR5.2, omit or delete those Acts which do not apply to this lease.	None

LR6. Term for which the Property is leased	The term as specified in this lease at clause/schedule/paragraph
Include only the appropriate statement (duly completed) from the three options.	See Clause 1.4

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

LR7. Premium	None
Specify the total premium, inclusive of any VAT where payable.

LR8. Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions.

Include whichever of the two statements is appropriate.

Do not set out here the wording of the provision.

LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.	LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease None

LR9.3 Landlord’s contractual rights to acquire this lease None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contacts the provisions.

LR11. Easements	LR11.1 Easements granted by this lease for the benefit of the Property

Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.	See Schedule 1

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property See Schedule 2

LR12. Estate rentcharge burdening the Property	None

Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.

Clause
1.
2.
3.
4.
5.

6.

CONTENTS
Heading    Page No.
PARTICULARS    1
DEFINITIONS ........    2
INTERPRETATION    4
DEMISE    6
TENANT'S COVENANTS    6
1.1Rent    6
1.2Outgoings    7
1.3Electricity gas and other services consumed    7
1.4Repair    7
1.5Clean and tidy and decoration    7
1.6Access of Landlord and notice to repair    7
1.7Yield up    8
1.8Alterations and additions....    8
1.9Planning Acts    9
1.10Plans documents and information    10
1.11Statutory obligations    11
1.12User...........................    11
6.13    Nuisance etc. and residential restrictions    11
1.14Aerials signs and advertisements    11
1.15Roof and floor weighting    12
1.16Unloading and parking    12
1.17No selling in Common Parts    12
1.18Alienation    12
1.19Registration of documents rent reviews notices and keys    15
1.20Landlord's costs    16
1.21Adjoining Property    16
1.22Smoke abatement    16
1.23·    Pollution    16
1.24Machinery    17
1.25Regulations    17
1.26Indemnities    17
1.27EPC    17
1.28Re-letting boards    18
1.29Rights of light and encroachments    18
1.30Interest on Arrears    18
1.31Sale of Reversion etc    18
1.32Defective Premises    19
1.33New Guarantor    19
1.34Landlord's rights ........................................;    19
1.35Information as to underlessees    19
1.36Observe Superior Leases and Headlease    19
1.37Indemnity for breach of Superior Leases and Headlease    19
1.38Permit access to the Landlord    19
1.39To pay VAT    20
1.40Contamination    20
LANDLORD'S COVENANT    20
Quiet enjoyment    20
Rent under Headlease    20
Entry by Management Company    20
Landlord to carry out Services    21

7.
8.
9.
10.

11.
12.
13.
1.5Head lessor's covenants    21
1.6Head Lessor's and Superior Lessor's consent.    21
SERVICES……………………………………………………………………. 21
INSURANCE    22
GUARANTOR'S COVENANTS    26
PROVISOS    28
1.1Re-entry    28
1.2Covenants relating to adjoining land    29
1.3Disputes with adjoining owners    29
1.4Effect of waiver    29
1.5Rights easements etc    29
1.6Exclusion of use warranty    30
1.7Entire understanding    30
1.8Representations    30
1.9Licences etc. under hand    30
1.10Tenant's property    30
1.11Service of notices .................................................................,    30
1.12Permitted User    31
CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999    31
TENANTS OPTION TO DETERMINE    31
EXCLUSION OF THE 1954 ACT SECTIONS 24-28    32

THIS LEASE is dated 13th August 2010 and is made BETWEEN:
(1)THE OAKES BUSINESS PARK DEVELOPMENT COMPANY LTD whose registered office is at 78 Chorley New Road, Bolton BL1 4BY (Company Registration Number 02714503) ("Landlord")
(2)GEN-PROBE LIFE SCIENCES LTD whose registered office is at Heron House, Oaks Business Park Crewe Road Wythenshawe Manchester M23 9HZ (Company Registration Number 02722343) ("Tenant'')
(3)THE OAKS BUSINESS PARK MANAGEMENT COMPANY LTD whose registered office is at 78 Chorley New Road Bolton BL1 4BY (Company Registration Number 02521217)
1.PARTICULARS
1.1Estate: The land of which the Premises form part shown for the purpose of identification only edged green on the Plan
1.2Premises: Innovation House, Crewe Road, Wythenshawe, Manchester shown edged red on the Plan

1.3

Term Commencement Date: 13th August 2010
1.4Contractual Term: 25 years from and Including the Term Commencement Date
1.5Rent Commencement Date: 13 February 2011
1.6Initial Rent: [***] per annum
1.7Review Dates: the 5th 10th 15th and 20th anniversaries of the Term Commencement Date
1.8Interest Rate: [***] per cent per annum above the Base Rate of Lloyds TSB Bank PLC or some other Bank nominated in writing from time to time by the Landlord
1.9Permitted User: any use or uses within Use Class B1 (Business) of the Town and Country Planning (Use Classes) Order 1987 (as originally enacted)
1.10Exterior Decorating Years: Every third year of the Term
1.11Interior Decorating Years: Every fifth year of the Term
1.12Service Charge:    a fair and reasonable proportion (subject to Clause 7.7) of the Annual Expenditure
1.13Initial Provisional Service Charge:    [***] per annum
1.14Insurance Rent:
(a)the sums which the Landlord shall from time to time pay by way of premiums for insuring the Premises against the risks set out in Clauses 8.2(a)

(b)all of any increased premiums payable by reason of any act or omission of the Tenant and
(c)all the premium that the Landlord shall from time to time pay (or where such insurance includes other premises a reasonable and proper proportion of such premium to be determined by the Surveyor acting as an expert and not as an arbitrator) for insuring against the loss of Rent and Service Charge in accordance with Clause 8.2(b)

1.15Break Dates - means 13th August 2025 and 13th August 2030
2.DEFINITIONS
2.1The terms defined in the Particulars and in this Clause 2 shall for all purposes of this Lease have the meanings specified
2.2"Plan" means the plan and drawings annexed to this Lease
2.3"Building" means the building or buildings erected on part of the Premises
2.4“Rent" means the rents ascertained in accordance with Schedule 3 and such term includes neither the Service Charge nor the Insurance Rent but the term "rents" includes the Rent the Service Charge and the Insurance Rent
2.5"Pipes" means pipes sewers drains mains ducts conduits gutters watercourses wires cables channels subways flues and all other conducting media including any fixings louvres cowls and other covers
2.6"Services" means the services set out In Schedule 4
2.7"Annual Expenditure" means
(a)All proper costs expenses and outgoings whatsoever reasonably and properly incurred by the Landlord In providing all or any of the Services and
(b)all sums reasonably and properly incurred by the Landlord in relation to the items set out in Schedule 5 and any Value Added Tax payable thereon ("Costs") including any of the Costs incurred by a third party such as (without prejudice to the generality of the foregoing) the Surveyor or the managing agents where the Costs have been incurred for and on behalf of the landlord and where the Landlord is liable to reimburse the third party for the Costs and including any sums incurred in relation to a larger area but properly apportionable to the Estate but excluding any expenditure in respect of any part of the Estate for which the Tenant or any other tenant shall be wholly responsible
2.8''Common Parts" means the Road provided and/or designated by the Landlord and/or the Management Company for common use and enjoyment by the tenants and occupiers of the Estate and all persons expressly or by implication authorised by them and any areas (whether or not intended for the common use and enjoyment by the tenants and occupiers of the Estate within the Estate other than any area let or intended to be let to any tenant
2.9"Road" means the road within the Estate shown for the purposes of identification only

Land Registry Official copy of title plan

Title number GM530643
Ordnance Survey map reference SJ8089NW
Scale 1:12 50
Administrative area GREATER MANCHESTER
MANCHESTER

[***]

1.10 "Interest" means interest during the period from the date on which the payment is due to the date of payment- both before and after any judgment at the Interest Rate then prevailing or should the Base Rate referred to in Clause 1.8 cease to exist such other rate of interest as Is most closely comparable with the Interest Rate to be agreed between the parties or in default of agreement to be determined by the Accountant acting as an expert and not as an arbitrator
1.11"Planning Acts" means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004 and all statutes regulations and orders included by virtue of Clause 3.15
1.12"Insured Risk" means fire explosion lightning impact aircraft {not being hostile aircraft) and articles dropped or falling therefrom flood storm tempest riot and civil commotion malicious damage terrorist activity (if such cover is available in the UK market at reasonable rates) earthquake bursting or overflowing of pipes or other water apparatus together with architects and other fees relating to repair reinstatement or replacement of anything so lost destroyed or damaged and 3 years loss of Rent and Service Charge (together with value added tax or any other tax replacing or supplementing the same) and/or any other risk as the Landlord shall reasonably determine from time to time or the Tenant shall reasonably request
1.1311Surveyor'1 means any person or firm appointed by or acting for the Landlord (including an employee of the Landlord or a Group Company and including the person or firm appointed by the Landlord to collect the rents and manage the Estate) to perform the function of a surveyor for any purpose of this Lease
1.1411Accountant11 means any person or firm appointed by or acting for the Landlord (including an employee of the Landlord or a Group Company) to perform the function of an accountant for any purpose of this Lease
1.15"Adjoining Property0 means any neighbouring or adjoining land or property in which the Landlord or a Group Company has a freehold or leasehold interest or in which during the Term the Landlord (or a Group Company) shall have acquired a freehold or leasehold interest
1.16"1954 Act" means Part II of the Landlord and Tenant Act 1954
1.17"Group Company" means a company that is a member of the same group as the Landlord within the meaning of Section 42 of the 1954 Act
1.18"Headlease" means the superior lease under which Landlord holds the Premises dated 21st May 1996 made between Quorum Estates Limited (1) ("Head Lessor'') Houseman Limited (2) and The Oaks Business Park Management Company Limited
(3) for a term of 150 years (less 3 days) from 2nd March 1990
1.19"Superior Leases" means the superior leases dated 2nd March 1990 and 17th January 1992 both made between The Council of the City of Manchester (1) (“Superior Lessor'') and Quorum Estates Limited (2) for a term of 150 years from 2nd March 1990 and for a term commencing on 17th January 1992 and terminating on 1st March 2140 respectively

1.20the "Liability Period" means:
(a)In the case of any Guarantor required pursuant to Clause 5.18(g) in so far as it relates to an assignment of this Lease the period during which the relevant assignee is bound by the tenant covenants of this Lease together with any additional period during which that assignee is liable under an authorised guarantee agreement
(b)in the case of any guarantor under an authorised guarantee agreement the period during which the relevant assignee Is bound by the tenant covenants of this Lease and
(c)in the case of any Guarantor required pursuant to Clause 5.18(g) In so far as it relates to any underlease the period during which the relevant assignee of any underlease is bound by the tenant covenants of that underlease
1.21"EPC" means energy performance certificate and recommendations report as defined In the Energy Performance of Buildings (Certificates and lnspections) (England and Wales) Regulations 2007
1.22"Value Added Tax" means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement and any additional replacement tax
1.23"Working Day" means any day except Saturday Sunday or a bank or public holiday and "Working Days" shall be construed accordingly
1.24"Existing Hazardous Substance" means any Hazardous Substance in on or under the Premises at the date of this Lease
1.25"Hazardous Substances" means any substance whether alone or in combination with any other substances capable of causing harm to man or damaging to the environment
3.INTERPRETATION
3.1The expressions "Landlord" "Tenant" "Head Lessor" and "Superior Lessor" wherever the context so admits include their respective successors in title
3.2Where the Landlord the Tenant or the Guarantor for the time being are two or more individuals the terms "Landlord11 "Tenant" and "Guarantor" include the plural number and obligations expressed or implied to be made by or with such party are deemed to be made by or with such individuals jointly and severally
3.3Words importing one gender Include all other genders and words importing the singular Include the plural and vice versa
3.4The expression "Guarantor'' includes not only the party named as third party to this Lease (if any) but also any person who enters into covenants with the Landlord pursuant to Clauses 5.18(g) or 5.33
3.5The expression "Premises" includes
(a)the Building

(b)all additions and improvements to the Premises
(c)all the Landlord's fixtures and fittings of every kind which shall from time to time be in or upon the Premises (whether originally affixed or fastened to or upon the same or otherwise) and
(d)any Pipes that exclusively serve the Premises
and references to 11Premises1rshall in the absence of any provision to the contrary include any part of the Premises
3.6The expression "Estate" where the context so admits includes any additional and adjoining land and buildings in which the Landlord has a freehold or leasehold interest or In which during the Term the Landlord shall have acquired a freehold or leasehold Interest and which shall have been so constructed or acquired to form part of the Estate and such expression shall also include any estate which shall be reduced in area
3.7The expression "Term” shall mean the Contractual Term and where the context so admits Includes any period of holding over or extension or continuance thereof whether by statute or common law
3.8References to "the last year of the Term" are references to the actual last year of the Term howsoever It determines, and references to the 11end of the Term" are references to the end of the Term whensoever and howsoever it determines
3.9References to any right of the Landlord to have access to the Premises shall be construed as extending to the Head Lessor the Superior Lessor and the Management Company and to all persons authorised by the Landlord Head Lessor the Superior Lessor and the Management Company (including agents professional advisers tenants contractors workmen and others)
3.10Any covenant by the Tenant not to do an act or thing shall be deemed to Include an obligation not to permit such act or thing to be done and to use its best endeavours to prevent such act or thing being done by a third party
3.11Whenever the consent or approval of the Landlord is required or requested In relation to this Lease such provisions shall be construed as also requiring the consent or approval of any mortgagee of the Premises the Head Lessor and the Superior Lessor where the same shall be required except that nothing In this Lease shall be construed as implying that any obligation is imposed upon any mortgagee Head Lessor and the Superior Lessor not unreasonably to refuse any such consent or approval
3.12Whenever the consent of the Landlord is required in relation to this Lease a consent shall only be valid if it Is given by deed, unless the Landlord (In its absolute discretion) waives the requirement for a deed in a particular case
3.13References to 11approved11 and "authorised11 or words to similar effect mean (as the case may be) approved or authorised in writing by or on behalf of the landlord
3.14The terms 11parties11 or "party" shall mean the Landlord and/or the Tenant but except where there is an express Indication to the contrary shall exclude the Guarantor

3.15"Development11 has the meaning given by Section 55 of the Town and Country Planning Act 1990
3.16Where the expressions "tenant covenants" or "authorised guarantee agreement" are used in this Lease they are to have the same meaning as Is given by Section 28(1) Landlord and Tenant (Covenants) Act 1995
3.17Any reference to a specific statute Includes any statutory extension or modification or re-enactment of such statute and any regulations or orders made thereunder and any general reference to "statute0 or "statutes" Includes any regulations or orders made thereunder
3.18The Clause and Paragraph headings do not form part of this Lease and shall not be taken into account in its construction or Interpretation
3.19Reference to any obligations on the part of the Landlord and/or the Management Company shall where the context so admits Include the performance of such obligations by their agents and all other persons or companies authorised by them or either of them
4.DEMISE
The Landlord DEMISES to the Tenant the Premises TOGETHER WITH and the rights specified in Schedule 1 but EXCEPTING AND RESERVING to the Landlord the rights specified in Schedule 2 TO HOLD the Premises to the Tenant for the Contractual Term SUBJECT TO all rights easements privileges restrictions covenants and stipulations of whatever nature affecting the Premises including the matters contained or referred to ln the documents specified in Schedule 6 YIELDING AND PAYING to the Landlord
(a)Rent payable without any deduction by equal quarterly payments In advance on the usual quarter days In every year and proportionately for any period of less than a year the first such payment being a proportionate sum in respect of the period from and Including the Rent Commencement Date to and including the day before the quarter day next thereafter to be paid on the Rent Commencement Data and
(b)by way of further rent Value Added Tax payable upon the Rent and
(c)by way of further rent the Insurance Rent payable within 10 Working Days of written demand In accordance with Clause 8
AND PAYING to the Landlord and to the Management Company the Service Charge payable within 10 Working Days of written demand In accordance with Clause 7
5.TENANT'S COVENANTS
The Tenant covenants with the Landlord
5.1Rent
(a)To pay the rents on the days and in the manner set out in Clause 4 and not to exercise or seek to exercise any right or claim to withhold rent or any right to claim legal or equitable set off

(b)If so required in writing by the Landlord to make all or some of such payments by Banker's Order or Credit Transfer to any Bank and account that the Landlord may from time to time nominate
5.2Outgoings
To pay and to indemnify the Landlord against all rates taxes assessments duties charges impositions and outgoings which are now or during the Term shall be charged assessed or imposed upon the Premises or upon the owner or occupier of them but not any tax payable by the Landlord In respect of the receipt of Rent or arising out of the ownership of or any dealings with Its reversion to this Lease

5.3Electricity gas and other services consumed
To pay to the suppliers and to Indemnify the Landlord against all charges for electricity gas and other services consumed or used at or in relation to the Premises (including meter rents) where a separate supply is provided for the Premises
5.4Repair
To repair and keep the Premises in repair and where beyond economic repair to rebuild the Premises (damage caused by an Insured Risk excepted other than where the insurance moneys are irrecoverable in consequence of any act or default of the Tenant or anyone at the Premises expressly or by Implication with the Tenant's authority) and to replace from time to time the Landlord's fixtures fittings and appurtenances in the Premises which may be or become beyond repair at any time during or at the expiration of the Term
5.5Clean and tidy and decoration
(a)To keep any part of the Premises which may not be built upon adequately surfaced in good condition and free from weeds and all landscaped areas properly cultivated
(b}        To clean both sides of all windows and window frames in the Premises as often as shall be reasonably necessary
(c)     In each of the Exterior Decorating Years and in the last year of the Term to redecorate the exterior of the Building and In each of the Interior Decorating Years and In the last year of the Term to redecorate the interior of the Building In both instances ln a good and workmanl1ke manner and with appropriate materials of good quality to the reasonable satisfaction of the Surveyor provided that the covenant herein contained relating to the last year of the Term shall not apply where the Tenant shall have performed the obligation ln question less than 18 months prior to the expiration of the Term
5.6Access of Landlord and notice to repair
(a)To permit the Landlord

(i)to enter upon the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been observed and performed
(ii)to view the state of repair and condition of the Premises and
(iii)to give to the Tenant (or leave upon the Premises) a notice specifying any repairs cleaning maintenance and decoration that the Tenant has failed to execute ln breach of the terms of this Lease and to request the Tenant forthwith to execute the same
(b)Forthwith to commence to repair cleanse maintain and decorate the Premises as required by such notice
(c)     If within 1 month of the service of such a notice the Tenant shall not have commenced and be proceeding diligently with the execution of the work referred to in the notice or shall fall to complete the work within 3 months or if In the Surveyor's reasonable opinion the Tenant Is unlikely to have completed the work by the date upon which the work has to be completed to permit the Landlord to enter the Premises to execute such work as may be necessary to comply with the notice and to pay to the Landlord the proper cost of so doing and all expenses properly incurred by the Landlord (Including legal costs and surveyor's fees) within 14 days of a written demand such costs and expenses being a debt due from the Tenant to the Landlord
5.7Yield up
At the expiration of the Term to yield up the Premises in repair and otherwise in accordance with the terms of this Lease to give up all keys of the Premises to the Landlord and to remove all lettering and signs erected by the Tenant in upon or near the Premises forthwith to make good any damage caused by such removal
5.8Alterations and additions
(a)Not to
(i)commit or permit waste on or at the Premises
(ii)build erect construct or place any new or additional building or structure on the Premises save {with the Landlord's consent (not to be unreasonably withheld or delayed)) for any hut shed garage cycle shelter store or any temporary or moveable building or structure
(b)     Not to make any other alterations or additions or Improvements to the Premises except with the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed) provided that the Tenant shall (subject to observance of the obligations contained In Clause 5.B(d)) be entitled to carry out internal non structural alterations and additions to the Premises without the consent of the Landlord
(c) Not to make any alterations that materially adversely Impact the energy performance of the Premises (including any adverse effect on the asset / operational rating contained in the EPC for the Premises)

(d)     When applying for the Landlord's approval under this Clause 5.8 or where no approval is required as set out in the proviso to Clause 5.8(b) to supply to the Landlord copies of all plans and specifications sufficient to show the nature and extent of the alterations or additions which the Tenant wishes to carry out and (where the Landlord1s approval is required to pay or indemnify the Landlord ln respect of all proper and reasonable legal surveyors or other costs and expenses reasonably and properly incurred by the Landlord in connection with the Tenant's application for approval and to carry out such alterations and additions only in accordance with the plans and specifications approved in writing by the Landlord or where no approval is required in accordance with the plans and specifications produced to the Landlord and in accordance with all statutory and local authority and insurers requirements
(e)To remove all alterations additions or Improvements made to the Premises at the expiration of the Term if so requested by the Landlord and to make good any part or parts of the Premises which may be damaged by such removal PROVIDED THAT the Landlord shall not be entitled to request the Tenant to remove any internal non-structural alterations additions or Improvements but if the Tenant does so it shall make good any damage caused by such removal
(f)Not to cut injure or remove nor except in accordance with Clause 5.8(g) make any connection with the Pipes serving the Premises either exclusively or in conjunction with other premises
(g)To make connection with those Pipes that exclusively serve the Premises only in accordance with plans and specifications approved by the Landlord such approval not to be unreasonably withheld or delayed
(h)It shall be lawful for the Landlord to enter upon the Premises and remove any alterations additions or improvements made in non-compliance with the provisions of this Clause 5.8 and execute such works as are reasonably necessary to restore the Premises to their former state and the proper expense thereof {including surveyors' and other professional fees} shall be paid by the Tenant to the Landlord within 5 Working Days of written demand
5.9Plannlng Acts
(a)To comply with the provisions and requirements of the Planning Acts whether as to the Permitted User or otherwise and to indemnify (both during and following the expiration of the Term) and keep the Landlord indemnified against all liability whatsoever including costs and expenses in respect of any contravention
(b)At the expense of the Tenant to obtain all planning permissions and to serve all such notices as may be required for the carrying out of any operations or user on the Premises which may constitute Development provided that no application for planning permission shall be made without the previous consent of the Landlord (such consent not to be unreasonably withheld or delayed)
(c)Subject only to any statutory direction to the contrary to pay and satisfy any charge or levy that may hereafter be imposed under the Planning Acts in respect of the carrying out or maintenance of any such operations or the commencement or continuance of any such user
(d)Notwithstanding any consent which may be granted by the Landlord under this Lease not to carry out or make any alteration or addition to the Premises or any change of use until
(I) all necessary notices under the Planning Acts have been served and copies produced to the Landlord and
(Ii)    all necessary permissions under the Planning Acts have been obtained and produced to the Landlord and
(lil)        the Landlord has acknowledged that every necessary planning permission is acceptable to It (acting reasonably)
the Landlord being entitled to refuse to acknowledge Its acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to In it would In the reasonable opinion of the Landlord be (or be likely to be) materially prejudicial to the Landlord's interest in the Premises or any Adjoining Property during the Term
(e)Unless the Landlord shall otherwise direct to carry out and complete before the expiration of the Term
(i)any works stipulated to be carried out to the Premises by a date subsequent to such expiration as a condition of any planning permission granted for any Development begun before the expiration of the Term and
(ii)any Development begun upon the Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts
(f)In any case where a planning permission is granted subject to conditions and if the Landlord reasonably so requires to provide security for the compliance with such conditions and not to implement the planning permission until security has been provided
(g)If the Tenant shall carry out permit or consent to any Development or any other act matter or thing on the Premises the Tenant will indemnify the Landlord against all liability during the Term for any tax levy charge or other fiscal imposition of whatsoever nature (including interest on overdue tax and penalties for failure to give appropriate notices and Information) under any legislation for which the Landlord shall be liable as a result of such Development act matter or thing and shall on demand repay to the Landlord the amount of the tax levy charge or fiscal imposition which In default of payment shall be recoverable from the Tenant as rent in arrear
1.10    Plans documents and information
(a)If called upon so to do to produce to the Landlord or the Surveyor all plans documents and other evidence as the Landlord may reasonably require in order to satisfy Itself that the provisions of this Lease have been comported with

(b)If called upon so to do to furnish to the Landlord the Surveyor any other surveyor acting for the landlord or any person acting as the Arbitrator under Schedule 3 such information as may be requested in writing in relation to any pending or intended step under the 1954 Act or the implementation of the provisions of Schedule 3
1.11Statutory obligations
(a)At the Tenant's own expense to execute all works and provide and maintain all arrangements upon or In respect of the Premises or the use to which the Premises are being put that are required (whether by the lessor or lessee or the occupier) in order to comply with the requirements of any statute (already or In the future to be passed) or any government department local authority other public or competent authority or court of competent jurisdiction
(b)Not to do in or near the Premises any act or thing by reason of which the Landlord may under any enactment incur have Imposed upon rt or become liable to pay any penalty compensation costs charges or expenses
(c)Without prejudice to the generality of the foregoing to comply in all respects with the provisions of any statutes and any other obligations imposed by law or by any bye-laws applicable to the Premises or in regard to carrying on the trade or business for the time being carried on by the Tenant on the Premises
1.12User
(a)Not to use the Premises for any purpose other than the Permitted User (subject to Clause 10.12)
(b)Not to cease to carry on business in the Premises or leave the Premises continuously unoccupied for more than 1 month without
(i)notifying the Landlord and
(ii)     providlng such caretaking or security arrangements as the Landlord shall reasonably require and the insurers shall require in order to protect the Premises from vandalism theft damage or unlawful occupation
1.13Nuisance etc. and residential restrictions
(a)Not to do (or permit or suffer to remain upon the Premises) anything which may be or become or cause a legal nuisance injury or damage to the Landlord or its tenants or the occupiers of adjacent or neighbouring premises
(b)Not to use the Premises for a sale by auction or for any dangerous noxious noisy or offensive trade or business nor for any illegal or immoral act or purpose
(c)Not to sleep or allow any person to sleep on the Premises and not to use the Premises for residential purposes nor keep any animal fish reptile or bird on the Premises

1.14Aerials signs and advertisements

(a)Not to erect any pole mast or wire (whether in connection with telegraphic telephonic radio or television communication or otherwise) upon any part of the outside of the Premises
(b)Not to affix or to exhibit on the outside of the Building or to or through any window of the Premises or Building any placard poster sign notice fascia board or advertisement except the approved sign referred to in Clause 5.14(c)
(c)At all times to display and maintain a suitable sign showing the Tenant's trading name and business of a size and kind first approved by the Surveyor at a point to be specified in writing by the Surveyor (such approval not to be unreasonably withheld or delayed)
(d)It shall be lawful for the Landlord to enter upon the Premises and remove any pole mast wire placard poster sign notice fascia board or advertisement erected or affixed by the Tenant In non-compliance with the provisions of this Clause 5.14 and execute such works as are necessary to restore the Premises to their former state and the proper expense thereof (including surveyors' and other professional fees) shall be paid by the Tenant to the Landlord upon demand
1.15Roof and floor weighting Not to
(a)suspend any weight from the portal frames stanchions or roof purlins of the Building or use the same for the storage of goods or place any weight on them or
(b)have on the Premises any safes machinery goods or other articles which may strain or damage the Premises
1.16Unloading and parking
(a)Not to unload any goods or materials from vehicles and convey the same into the Premises except through the approved entrance or entrances provided for the purpose and not to cause congestion of the adjoining parking area or inconvenience to any other user of them
(b)Not to permit any vehicles belonging to the Tenant or any persons calling on the Premises expressly or by implication with the authority of the Tenant to stand on the Estate roads or the pavements thereof and to use its best endeavours to ensure that such persons shall not permit any vehicle to stand on any such road or pavement
1.17No selling In Common Parts
Not to place within the Common Parts or expose thereon for sale any goods or things whatsoever

1.18Alienation

(a)Not to hold on trust for another part with nor share possession or occupation of the whole of the Premises except as permitted in sub clause 5.1B(m)
(b)Not to assign charge hold on trust for another part with nor except as in Clause 5.1B{a) share possession or occupation of part only of the Premises
(c)
(i)Not to assign nor charge the whole of the Premises nor to underlet the whole or any part of the Premises without the prior consent of the Landlord (such consent not to be unreasonably withheld or delayed)
(ii)Notwithstanding the provisions of Clause 5.18(c)(I) above the landlord may withhold its consent in its absolute discretion if the effect of the proposed subletting when taken together with prior underlettings of part would be to create more than 4 units of occupation (including that of the Tenant)
(d)
(i)     If any of the circumstances set out in Clause 5.1B(d)(ii) below (which are specified for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927) shall apply either:
(1)at the date when application for consent to an assignment is made or
(2)after that date but before such consent is given
the Landlord may withhold such consent to the assignment and if such circumstances arise after such consent has been given but before completion of the assignment then the Landlord may revoke such consent
{ii)    The circumstances referred to In Clause 5.18(d)(i} above are:
(1)there being arrears of rents due from the Tenant under this Lease;
(2)the Tenant is in material breach of any of its covenants under this Lease
(e)The Landlord may Impose as a condition {which fs specified for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927) on giving consent to any assignment and any such consent shall be treated as being subject to the condition that on or before any assignment and before giving occupation to the assignee the Tenant making the application for consent to assign shall enter Into an Authorised Guarantee Agreement in favour of the Landlord in the terms set out In the draft contained in Schedule 7
(f)It is hereby agreed that the conditions and stipulations referred to in Clauses 5.18(d) and 5.18(e) above are not to be taken to be an exhaustive list of conditions or stipulations which it would be reasonable for the Landlord to impose in relation to the giving of any such consent to an assignment

(g)On a permitted assignment or underletting to a limited company and if the Landlord shall reasonably so require to procure that at least two directors of the company or some other guarantor or guarantors reasonably acceptable to the Landlord enter into direct covenants with the Landlord in the form set out in Clause 9 with the name of the assignee or underlessee as appropriate substituted for "the Tenant"
(h)Prior to any permitted underletting to procure that the underlessee enters into direct covenants with the Landlord as follows
(i)to observe and perform the covenants and obligations on the part of the undertenant contained in the underlease and the Tenant's covenants and all other provisions of this Lease (other than the payment of rents) during the residue of the Term
(ii)that the underlessee will not assign underlet charge hold on trust for another part with nor share possession or occupation of part only of the Premises or underlet charge hold on trust for another part with nor share possession or occupation of the whole of the Premises and
(iii)that the underlessee will not assign or charge the whole of the Premises without obtaining the prior consent of the Landlord (which shall not be unreasonably withheld or delayed) under this Lease
(i)That each and every permitted underlease shall be granted without any fine or premium at a rent equal to the then open market rental value of the underlet premises such rent being payable in advance on the days on which Rent is payable under this Lease and shall contain provisions approved by the Landlord (such approval not to be unreasonably withheld or delayed)
(i)for the upwards only review of the rent thereby reserved on the dates on which the Rent is to be reviewed in this Lease
(ii)prohibiting the underlessee from doing or allowing any act or thing in relation to the underlet premises inconsistent with or in breach of the provisions of this Lease
(iii)        a condition for re-entry by the underlessor on breach of any covenant by the underlessee and
(iv)     the restrictions on assignment and underletting charging holding on trust for another parting with or sharing with another possession or occupation of the underlet premises and the same provisions for direct covenants and registration as in this Lease
(j)     To enforce the performance and observance by every such underlessee of the provisions of the underlease and not at any time either expressly or by implication to waive any breach of the covenants or conditions on the part of any underlessee or assignee of any underlease nor without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) vary the terms or accept a surrender of any permitted underlease

(k)To procure in any permitted underletting that the rent is reviewed under such underlettlng in accordance with the terms of the underlease (if any) and to procure that if the rent under any underlease Is to be determined by an independent person the Landlord's representations as to the rent payable thereunder are made to such independent person to the reasonable satls- faction of the landlord
(I)That underlettings shall be excluded from the security of tenure provisions in Sections 24-28 of the Landlord and Tenant Act 1954 and:
(i) to procure that before the underlease is completed or if earlier before the undertenant becomes bound to take the underlease that the underlease is validly excluded from the operation of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in accordance with the provisions of Section 38A of that Act and the relevant schedules of the Regulatory Reform {Business Tenancies) (England and Wales) Order 2003 (the "Order")
(ii) to procure that the Tenant produces to the Landlord evidence satisfactory to the Landlord of such valid exclusion as referred to in Clause 5.18(1)(i)
(m)     Notwithstanding the preceding provisions of this Clause 5.18 the Tenant may part with or share possession or occupation of the whole or part of the Premises to or with a company that Is a member of the same group of companies as the Tenant (within the meaning of Section 42 of the 1954 Act) for so long as both companies remain members of the same group of companies and otherwise than in a manner that transfers or creates a legal estate
1.19Registration of documents rent reviews notices and keys
(a)Within 28 days of any assignment charge underlease or sub-underlease or any transmission or other devolution relating to the Premises to produce for registration with the Landlord's Solicitor the said deed or document or a certified true copy thereof and to pay the Landlord's Solicitor's reasonable charges for the registration of every such document such charges In the sum of **** plus Value Added Tax
(b)Where there has been an underletting of all or part of the Premises to give notice of the details of the determination of every rent review to the Landlord within 28 days of the determination
(c)To give full particulars to the Landlord of any notice direction order or proposal for the same made given or issued to the Tenant by any local or public authority within 10 Working Days of receipt and if so reasonably required by the Landlord to produce it to the Landlord and without delay to take all necessary steps to comply with the notice direction or order and at the request of the Landlord and at the joint cost of the Landlord and the Tenant to make or join with the Landlord in making such objection or representation against or in respect of any proposal for a notice direction or order as the Landlord shall deem reasonably expedient
(d)To ensure that at all times the Landlord has written notice of the name home address and home telephone number of at least two keyholders of the Premises

1.20Landlord's costs
To pay to the Landlord on an indemnity basis all costs fees charges disbursements and expenses (Including without prejudice to the generality of the foregoing those payable to Counsel Solicitors Surveyors and bailiffs) properly Incurred by the Landlord In relation or incidental to
(a)every application made by the Tenant for a consent or licence required or made necessary by the provisions of this Lease whether the same be granted or refused or proffered subject to any lawful qualification or condition or whether the application be withdrawn
(b)the preparation and service of a notice under Section 146 of the Law of Property Act 1925 or incurred by or in reasonable contemplation of proceedings under Section 146 or 147 of that Act notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court
(c)the recovery or attempted recovery of arrears of rent or other sums due from the Tenant and
(d)any steps taken in contemplation of or in connection with the preparation and service of a Schedule of Dilapidations during or within 3 months of the expiration of the Term
1.21Adjoining Property
(a)Not to cause the Common Parts or any other land roads or pavements abutting on the Premises to become untidy or in a dirty condition but at all times to keep the Common Parts and other land roads or pavements free from deposits of materials and refuse
(b)Not to bring or keep or suffer to be brought or kept stocked stacked or laid out upon any land within the Premises any materials equipment plant bins crates cartons boxes or any receptacle for waste or any other item which Is or might become untidy unclean unsightly or in any way detrimental to the amenity of any adjoining property and the area generally
(c)Not to deposit or permit to be deposited any waste rubbish or refuse on any part of the open land within the Premises
1.22Smoke abatement
(a)Not to cause or permit any grit or noxious or offensive effluvia to be emitted from any engine furnace chimney or other apparatus on the Premises without using the best possible means for preventing or counteracting such emission
(b)To comply with the provisions of the Clean Air Act 1993 and with the requirements of any notice of the local authority served under them
1.23Pollution
Not to permit to be discharged into the Pipes
(a)any oil grease or any deleterious dangerous poisonous or explosive matter or substance and to take all reasonable measures to ensure that effluent discharged Into the Pipes will not be corrosive or otherwise harmful to the Pipes or cause obstruction or deposit in them or
(b)     any fluid of a poisonous or noxious nature or of a kind calculated to or that does In fact destroy sicken or injure the fish or contaminate or pollute the water of any stream or river and not to do anything that causes the waters of any stream or river to be polluted or the composition of them to be so changed as to render the Landlord liable to action or proceedings by any person
1.24Machinery
To keep all plant apparatus and machinery (Including any boilers) upon the Premises properly maintained and in good working order and for that purpose to employ reputable contractors for the regular periodic inspection and maintenance of them to renew all working and other parts as and when reasonably necessary or when recommended by such contractors to ensure by directions to the Tenant's staff and otherwise that such plant apparatus and machinery is properly operated and to avoid damage to the Premises by vibration or otherwise
1.25Regulations
To comply with all regulations made by the Landlord from time to time for the management of the Estate and notified to the Tenant in writing Including any such regulations relating to the energy efficiency of the Estate provided that nothing in the regulations shall purport to amend the terms of this Lease and In the event of any inconsistency between the terms of this Lease and the regulations the terms of the Lease shall prevail
1.26Indemnities
To be responsible for and to keep the Landlord fully indemnified against all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of
(a)any act omission or negligence of the Tenant or any persons at the Premises expressly or Impliedly with the Tenant's authority or
(b)any breach non-observance or non-performance by the Tenant of the covenants conditions or other provisions of this Lease
(c)any breach non-observance or non-performance of the covenants or other matters contained mentioned or referred to in Schedule 6 so far as they relate to or affect the Premises and are still subsisting and enforceable
1.27EPC
(a)To notify the Landlord In writing before obtaining an EPC for the Premises and if a valid EPC for the Premises is held by the Landlord then the Landlord will promptly provide a copy of the EPC to the Tenant

(b)If on receipt of such notice the Landlord confirms that it does not hold a valid EPC for the Premises the Landlord may require that the Tenant obtains a new EPC for the Premises at Its own cost and provides to the Landlord a certified copy of the EPC within 7 days of receipt by the Tenant
1.28Re-letting boards
To permit the Landlord at any time during the last 6 months of the Term to enter upon the Premises to survey the same and to affix and retain upon any part of the Premises a notice for re-letting the same and during such period to permit persons with written authority of the Landlord or its agent at reasonable times of the day on reasonable prior written notice to view the Premises
1.29Rights of light and encroachments
(a)Not to stop-up darken or obstruct any windows or light belonging to the Building without the Landlord's prior written consent (such consent not to be unreasonably withheld or delayed)
(b)Not to permit any new window light opening doorway path passage drain or other encroachment or easement to be made or acquired in against out of or upon the Premises and if any such window light opening path passage drain or other encroachment or easement shall be made or acquired or attempted to be made or acquired to give immediate notice to the Landlord and at the request and cost of the Landlord to adopt such means as may be reasonably required or deemed proper for preventing any such encroachment or the acquisition of any such easement
1.30Interest on Arrears
(a)If the Tenant shall fail to pay the rents or any other sum due under this Lease (including for the avoidance of doubt rents which the Landlord refrains from demanding or receiving due to a subsisting breach of covenant by the Tenant) the Tenant shall pay the Landlord Interest on the rents or other sum from the date when It was due to the date on which it ls paid and such Interest shall be deemed to be rent due to the Landlord
(b)Nothing in Clause 5.30(a) shall entitle the Tenant to withhold or delay any payments of the rents or any other sum due under this Lease after the date upon which it falls due or in any way prejudice affect or derogate from the rights of the Landlord in relation to the said non-payment including (but without prejudice to the generality of the foregoing) under the proviso for re entry contained In this Lease
1.31Sale of Reversion etc.
To permit upon reasonable notice the Landlord at any reasonable time during the Term to enter upon the Premises to survey the same and to affix and retain upon any part of the Premises a notice for selling the Landlord's reversion or any interest superior to the Term and to permit upon reasonable notice at reasonable times during the Term prospective purchasers of or dealers in or agents instructed in connection with the sale of the Landlord1s reversion or of any interest superior to the Term to view the Premises without interruption providing the same are authorised in writing by the Landlord or its agents

1.32Defective Premises
To give notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing In order to comply with the provisions of this Lease or the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 or otherwise and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to be displayed at the Premises
1.33New Guarantor
Within 30 Working Days of the death during the Term of any Guarantor or of such person becoming bankrupt or having a receiving order made against him or being a company passing a resolution to wind up or entering Into liquidation or having a receiver appointed to give notice of this to the Landlord and if so required by the Landlord at the expense of the Tenant within 56 days to procure some other person acceptable to the Landlord such acceptance not to be unreasonably withheld or delayed execute a guarantee in respect of the Tenant's obligations contained In this Lease in the form set out in Clause 9

1.34Landlord's rights
To permit the Landlord at all times during the Term to exercise without interruption or interference any of the rights granted to it by virtue of the provisions of this Lease

1.35Information as to underlessees
To give to the Landlord in writing the information set out in Section 40(1) Landlord and Tenant Act 1954 within 21 days after service at any time during the Term of a notice requesting such information

1.36Observe Superior Leases and Headlease
To perform and observe all the covenants on the part of the lessee contained in the Superior Leases and the Head/ease so far as they relate to or affect the Premises save to the extent that they are expressly assumed by the Landlord In this Lease
1.37Indemnity for breach of Superior Leases and Headlease
To indemnify and keep Indemnified the Landlord against all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of any breach by the Tenant of the immediately proceeding covenant

1.38Permit access to the Landlord
To permit the Landlord on reasonable written notice to enter upon the Premises at reasonable times for any purpose that ln the reasonable opinion of the Landlord is necessary to enable it to comply with the covenants on its part contained in the Superior Leases and the Headlease notwithstanding that the obligation to comply with such covenants may be Imposed on the Tenant by this Lease

1.39To pay VAT
Where by virtue of any of the provisions of this Lease the Tenant is required to pay repay or reimburse to the Landlord or any person or persons any rent premium cost fee charge insurance premium expense or other sum or amount whatsoever in respect of the supply of any goods and/or services by the Landlord or any other person or persons to the Tenant in accordance with the provisions of this Lease to pay in addition by way of additional rent or (as the case may be) to keep the Landlord Indemnified against:
(a)the amount of any VAT as and when properly charged in respect of such supply to the Tenant subject to prior receipt by the Tenant of a valid VAT invoice addressed to the Tenant
(b)     the amount of VAT as and when charged on any other person (or charged to the Landlord in the case of supplies which the Landlord is deemed to make itself) in respect of supplies the cost of which Is included in the calculation of the sums which the Tenant is required to pay repay or reimburse to the Landlord save to the extent that such VAT is recoverable by the Landlord and for the avoidance of doubt the Landlord shall not be under a duty to exercise or not exercise any option or right conferred on It by the legislation relating to VAT so as to reduce or avoid any liability to VAT as referred to above

1.40Contamination
Notwithstanding any other provisions of this Lease the Tenant shall have no responsibility or liability whatsoever under this Lease or otherwise and the Landlord shall indemnify the Tenant in respect of any losses properly Incurred by the Tenant as a result of the presence or accumulation of Existing Hazardous Substances or the escape or migration of Existing Hazardous Substances at or from the Premises at any time whether before or after the date of this Lease
6.LANDLORD'S COVENANT
The Landlord covenants with the Tenant
6.1Quiet enjoyment
To permit the Tenant to peaceably and quietly hold and enjoy the Premises without any lawful interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord
6.2Rent under Headlease
That the Landlord will during the Term pay the rent reserved by the Headlease
6.3Entry by Management Company
To afford the Management Company and its employees and agents with or without workmen access to the Estate for the purposes of carrying out its obligations under this Lease

6.4Landlord to carry out Services
If the Management Company shall fail to observe and perform its obligations contained in this Lease then the Landlord shall at the request in writing of the Tenant undertake the obligations of the Management Company subject to the Tenant paying the Service Charge to the Landlord and subject to all costs and expenses incurred by the Landlord in complying with this and being paid by the Tenant and other tenants of the Estate provided that the Landlord shall not be liable for any act or default of the Management Company occurring before such time as the Tenant has served notice upon the Landlord requiring It to assume responsibility in accordance with the provisions of this sub-clause
6.5Head Lessor's covenants
At the request and cost of the Tenant to use reasonable endeavours to enforce the covenants on the part of the Head Lessor contained In the Headlease
6.6Head Lessor's and Superior Lessor's consent
At the request and cost of the Tenant to use reasonable endeavours to obtain the consent of the Head Lessor and/or Superior Lessor whenever the Tenant makes an application for any consent required under this Lease where the consent of the Head Lessor and/or Superior Lessor is needed by virtue of this Lease the Headlease or the Superior Leases
7.SERVICES
7.1Subject to the Tenant paying to the Management Company the Service Charge the Management Company will use all reasonable endeavours to perform the Services throughout the Term provided that the Management Company shall not be liable to the Tenant in respect of:
(a)any failure or temporary interruption in any of the Services by reason of necessary repair replacement or maintenance of any installations or apparatus or their damage or destruction or by reason of mechanical or other defect or breakdown or frost or other Inclement conditions or shortage of fuel materials water or labour or any other cause beyond the Management Company1s control provided that the Management Company uses and continues to use its reasonable endeavours to restore the Services in question or
(b)any act omission or negligence of any porter attendant or other person undertaking the Services or any of them on behalf of the Management Company
7.2For the purposes of this Clause
(a)"Computing Date" means 3oth June in every year of the Term or such other date as the Landlord may from time to time nominate and notify in writing to the Tenant and
(b)    “Financial Year11 means the period
(i)from the commencement of the Term to (and including) the first

Computing Date and thereafter
(ii)between two consecutive Computing Dates (excluding the first but including the second Computing Date in the period)
7.3The Management Company shall as soon as reasonably practicable after each Computing Date prepare an account showing the Annual Expenditure for that Financial Year and containing a fair and proper summary of the expenditure referred to therein and upon such account being certified by the Accountant (the "Certified Account") the same shall be conclusive evidence for the purposes of this Lease of all matters of fact referred to in the said account save in case of manifest error
7.4The Tenant shall pay for the period from the commencement of the Term to the next Computing Date the Initial Provisional Service Charge the first payment being a proportionate sum in respect of the period from and Including the commencement of the Tern, to and including the day before the next quarter day to be paid on the date hereof the subsequent payments to be made in advance on the usual quarter days in respect of the said quarters
7.5The Tenant shall pay for the next and each subsequent Financial Year a provisional sum calculated upon an a reasonable and proper estimate by the Surveyor acting as an expert and not as an arbitrator of what the Annual Expenditure is likely to be for that Financial Year by four equal quarterly payments on the usual quarter days
7.6If the Service Charge for any Financial Year shall
(a)exceed the provisional sum for that Financial Year the excess shall be due to the Landlord within 10 Working Days of receipt of the Certified Account
(b)be less than the said provisional sum the overpayment shall be credited to the Tenant against the next quarterly payment of the Service Charge or (if the Term shall have come to an end) shall be repaid to the Tenant within 10 Working Days of determination
7.7If at any time during the Term the total property enjoying or capable of enjoying the benefit of any of the Services be Increased or decreased on a permanent basis or the benefit of any of the Services be extended on a like basis to any adjoining or neighbouring property the proportion referred to in Clause 1.12 shall be varied with effect from the Computing Date following such event as shall be a fair and reasonable variation reflecting the event in question determined by the Surveyor except that nothing herein contained shall Imply an obligation on the part of the Management Company to provide the Services to any adjoining or neighbouring property
7.8The Management Company may withhold add to extend vary or make any alteration in the rendering of the Services or any of them from time to time if the Landlord in its reasonable discretion deems it desirable to do so in accordance with the principles of good estate management
8.INSURANCE
8.1Subject to such insurance being available in the insurance market at the relevant time at reasonable commercial rates and upon reasonable terms the Landlord will insure the Premises:

(a)unless such insurance shall be vitiated by any act of the Tenant or by anyone at the Premises expressly or by implication with the Tenant's authority and
(b)subject to such excesses exclusions or limitations as the Landlord's insurers may require in such insurance office or with such underwriters and through such agency as the Landlord may from time to time decide (acting reasonably) in such sum as 1he Landlord shall from time to time be advised by the Surveyor as being the full cost of rebuilding or reinstatement 1ncludlng architects surveyors and other professional fees the cost of debris removal demolition site clearance any works that may be required by statute and incidental expenses
8.2Such insurance shall be against
(a)loss or damage by the Insured Risks
(b)the loss of Rent and Service Charge payable under this Lease from time to time (having regard to any review of rent which may become due under this Lease} for 3 years or such longer period as the Landlord may from time to time reasonably consider to be sufficient for the purposes of planning and carrying out rebuilding or reinstatement
8.3The Tenant shall pay the Insurance Rent on the date hereof for the period from and including the commencement of the Term to the day before the next policy renewal date and thereafter the Tenant shall pay the Insurance Rent within 10 Working Days of written demand
8.4If and whenever during the Term
(a)the Premises or any part of them or access to them are damaged or destroyed by an Insured Risk so that the Premises or any part of them are unfit for occupation or use or inaccessible and
(b)the insurance of the Premises has not been vitiated by the act neglect default or omission of the Tenant or anyone at the Premises expressly or by implication with the Tenant's authority the Rent and Service Charge or a fair proportion of the Rent and Service Charge according to the nature and the extent of the damage sustained (the amount of such proportion to be determined by the Surveyor acting as an expert and not as an arbitrator) shall be suspended and cease to be payable until the Premises the damaged part or the access shall have been reinstated so that the Premises or the damaged part are made fit for occupation or use or until the expiration of 3 years from the destruction or damage whichever Is the shorter
8.5If and whenever during the Term
(a)     the Premises are damaged or destroyed by an Insured Risk and
(b)     the payment of the insurance moneys Is not refused in whole or in part by reason of any act or default of the Tenant or anyone at or near the Premises expressly or by Implication with the Tenant's au1hority the Landlord will subject to Clause 8.7 with all convenient speed take such steps as may be requisite and proper to obtain any planning permissions or other permits and consents that may be required under the Planning Acts or other statute for the time being in force to enable the Landlord to rebuild and reinstate the Premises and will as soon as these have been obtained spend and lay out all moneys received in respect of such insurance (except sums in respect of loss of Rent) in rebuilding or reinstating the Premises so damaged or destroyed making up difference between the cost of rebuilding and reinstating and the moneys received out of the Landlord's own money provided that the Landlord shall not be liable to rebuild or reinstate the Premises if the Landlord is unable (having used reasonable endeavours) to obtain all planning permissions permits and consents necessary to execute such rebuilding and reinstating or if this Lease shall be frustrated or if the rebuilding or reinstating Is prevented for any other reason beyond the control of the Landlord in which event the Landlord shall be entitled to retain all the insurance moneys received by the Landlord
8.6If at any time during the Term the Premises or the access to them shall be destroyed or damaged so as to be unfit for occupation or use or inaccessible and if the reinstatement of the Premises shall not have been completed so as to render the Premises fit for occupation and use or accessible after the expiration of 2 years and 9 months from the date of such destruction or damage then either the Landlord or the Tenant may at any time after the expiration of such period give to the other 3 months' written notice of termination and on the expiry of such notice (provided that the Premises are still not fit for occupation and use or accessible) this Lease in respect of any antecedent breach of any of the covenants and conditions herein contained and any obligation on the Landlord to reinstate the Premises shall cease and all insurance monies under any Insurance effected pursuant to Clause 8.1 shall belong and be paid to the Landlord absolutely
8.7If during the last 3 years of the Term the Premises shall be so destroyed by an Insured Risk as to be completely unfit for occupation and use the Landlord may by not less than 1 month1s notice given to expire at any time determine this Lease ("Determination Notice") and upon the expiry of the Determination Notice this Lease shall determine without prejudice to any rights or remedies which may then have accrued to either party against the other in respect of any breach of any of the covenants and conditions contained in this Lease
8.8The Tenant covenants with the Landlord
(a)to comply with all the requirements and recommendations of the insurers
(b)     not to do or omit anything that could cause any policy of insurance on the Premises to become void or voidable wholly or in part nor {unless the Tenant shall have previously notified the Landlord and have agreed to pay the increased premium) anything whereby additional insurance premiums may become payable
(c)to keep the Premises supplied with such fire fighting equipment as the insurers and the fire authority may require and as the Landlord may reasonably require and to maintain the same to their satisfaction
(d)not to store or bring on to the Premises any article substance or liquid of a specially combustible inflammable or explosive nature except in suitable receptacles and in accordance with any necessary licences/consents for the storage of the same from the relevant regulatory bodies and to comply with the requirements and recommendations of the fire authority and the reasonable requirements of the Landlord as to fire precautions relating to the Premises
(e}    not to obstruct the access to any fire equipment or the means of escape from the Premises
{f)        to give notice to the Landlord forthwith upon the happening of any event which might affect any insurance policy relating to the Premises
(g)if and whenever during the Term the Premises or any part thereof are damaged or destroyed by an Insured Risk and the insurance money under the policy of insurance is by reason of any act or default of the Tenant or anyone at ·1he Premises expressly or by Implication with the Tenant1s authority wholly or partially irrecoverable forthwith ln every such case to (at the option of the Landlord) either
(i)rebuild and reinstate at Its own expense the Premises or the part or parts destroyed or damaged to the reasonable satisfaction and under the supervision of the Surveyor the Tenant being allowed towards the expenses of so doing upon such rebuilding and reinstating being com pleted the amount (If any) actually received in respect of such destruction or damage under any such insurance as aforesaid or
(ii)pay to the Landlord within 5 Working Days of demand with Interest the amount of such insurance money so irrecoverable in which event the provisions of Clauses 8.4 and 8.5 shall apply
(h)forthwith to Inform the Landlord in writing of any conviction judgment or finding of any court or tribunal relating to the Tenant (or any director other officer or major shareholder of the Tenant) of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue insurance of any of the above mentioned risks
(i)if at any time the Tenant shall be entitled to the benefit of any insurance on the Premises (which Is not effected or maintained in pursuance of any obligation herein contained) to apply all moneys received by virtue of such insurance in making good the loss or damage in respect of which the same shall have been received and
U)     to pay to the Landlord a fair proportion of any excess which the Landlord may be required to pay in connection with any claim made under the policy or policies of insurance effected by the landlord pursuant to Clause 8.1
8.9The Landlord covenants with the Tenant in relation to the policy of Insurance effected by the Landlord pursuant to Clause 8.1 to
(a)produce to the Tenant on demand reasonable evidence of the terms of the policy and the fact that the last premium has been paid
(b)to use reasonable endeavours to procure that the Interest of the Tenant is noted or endorsed on the policy
(c)notify the Tenant of any material change in the risks covered by the policy from time to time and
(d)     to use reasonable endeavours to procure to the Tenant on demand written confirmation from the insurers that they have agreed to waive all rights of sub rogation against the Tenant
9,    GUARANTOR'S COVENANTS
The Guarantor covenants with the Landlord as sole or principal debtor or covenantor with the landlord for the time being and with all Its successors in title without the need for any express assignment and the Guarantor's obligations to the Landlord will last throughout the Liability Period
1.1If at any time during the Liability Period while the Tenant ls bound by the tenant covenants of this Lease the Tenant shall make any default In payment of the rents or In observing or performing any of the covenants conditions or other terms of this Lease the Guarantor will pay the rents and observe or perform the covenants conditions or terms in respect of which the Tenant shall be In default and make good to the Landlord within 5 Working Days of demand and Indemnify the Landlord against all losses resulting from such non-payment non-performance or non-observance notwithstanding
(a)any time or Indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of rents or the observance or performance of the Tenant's covenants or any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises
(b)that the terms of this Lease may have been varied by agreement between the parties
(c)that the Tenant shall have surrendered part of the Premises in which event the liability of the Guarantor hereunder shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under Section 140 of the Law of Property Act 1925 and
(d)any other act or thing whereby but for this provision the Guarantor would have been released
1.2If at any time during the Liability Period this Lease shall be disclaimed by or on behalf of the Tenant under any statutory or other power the Guarantor will If the Landlord shall by notice within sixty (60) days after the Landlord becoming aware of such disclaimer so require take from the Landlord a lease of the Premises for the residue of the Contractual Term which would have remained had there been no disclaimer at the Rent then being paid hereunder and subject to the same covenants and conditions as In the Lease with the exception of this Clause 9.2 such new lease to take effect from the date of the said disclaimer and In such case the Guarantor shall pay the proper costs of such new lease and execute and deliver to the Landlord a counterpart thereof
1.3If this Lease shall be disclaimed and for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises In accordance with Clause 9.2 the

Guarantor shall pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises and the rents in both cases for the period commencing with the date of such disclaimer and ending on whichever is the earlier of:
(a) the date 6 months after such disclaimer and
(b)     the date (If any) upon which rent first becomes payable If the Premises are relet
1.4If at any time during the Liability Period while the Tenant is bound by an authorised guarantee agreement the Tenant defaults in his obligations under that agreement the Guarantor shall make good to the Landlord on demand and indemnify the Landlord against all losses resulting from that default notwithstanding :
(a)any time or indulgence granted by the Landlord to the Tenant or neglect or forbearance of the Landlord in enforcing the payment of any sum or the observance or performance of the covenants of the authorised guarantee agreement
(b)that the terms of the authorised guarantee agreement may have been varied by agreement between the Landlord and the Tenant or
(c)        anything else by which but for this Clause 9.4 the Guarantor would be released
1.5
(a)In respect of any sums paid by the Guarantor under this Clause 9 and to any other rights which may accrue to the Guarantor in respect of any sums so paid or liabilities incurred under this guarantee or In the observance performance or discharge of the obligations and covenants of the Tenant In this Lease the Guarantor is to rank and be entitled to enforce Us rights only after all obligations and covenants under this guarantee have been fully observed and performed and If they have not the Guarantor may not:
(I)seek to recover from the Tenant or any third party whether directly or by way of set-off lien counterclaim or otherwise or accept any money or other property or security or exercise any rights in respect of any sum which may be or become due to the Guarantor on account of the failure by the Tenant to observe and perform or discharge such obligations or covenants In this Lease;
(ii)     claim prove or accept any payment in composition by way of winding up liquidation bankruptcy or other form of insolvency of the Tenant In competition with the Landlord for any amount whatsoever owing to the Guarantor by the Tenant
(Ill)     exercise any right or remedy in respect of any amount paid by the Guarantor under this Leasa or any liability incurred by the Guarantor in observing performing or discharging the obligations and covenants of the Tenant

(b)The Guarantor warrants that lt has not taken and undertakes with the Landlord that it will not without the consent of the Landlord:
(i) take any security from the Tenant In respect of this guarantee and if notwithstanding this prohibition any such security Is so taken It is to be held on trust for the Landlord as security for the respective liabilities of the Guarantor and the Tenant; nor;
(ll) be entitled to any right of proof in the bankruptcy liquidation or other form of insolvency of the Tenant or exercise any other right of a guarantor discharging his liability in respect of such obligations and covenants
10.PROVISOS
10.1Re-entry
If at any time during the Term
(a)the rents (or any of them or any part thereof) shall be in arrear and unpaid for 21 days after becoming payable (whether formally demanded or not)
(b}        there shall be any breach non-performance or non-observance by the Tenant of any of the covenants and conditions contafned in this Lease or
(c)the Tenant:
(i)enters into any composition or arrangement with Its creditors generally or any class of its creditors
(ii)being a company or a limited liability partnership ("LLP"):
(1)an administration order is made; or
(2)a resolution Is passed for (or in the case of a LLP any decision is made to proceed with) the voluntary winding up of the Tenant (save for the purpose of a solvent amalgamation or reconstruction); or
(3)is the subject of a winding up order; or
(4)is subject to an encumbrancer taking possession of or exercising any power of sale In respect of any of the property of the Tenant: or
(5)is subject to the appointment of a receiver in respect of any part of the Tenant's property; or
(6)is subject to the appointment of an administrative receiver over the whole (or substantially the whole) of the Tenant's property; or
(7)becomes or is deemed to be insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

(iii)being an individual:
(1)Is the subject of a bankruptcy petition or order; or
(2)Is the subject of an application or order or appointment under Section 253 or Section 273 or Section 286 of the Insolvency Act 1986 or
(3)Is unable to pay or has no reasonable prospect of being able to pay his debts within the meaning of Sections 267 and 268 of the Insolvency Act 1986
(Iv)    suffers any distress or execution to be levied on Its goods at the Premises the Landlord may at any time thereafter (and notwithstanding the waiver of any previous right of re-entry) re-enter the Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord against the Tenant in respect of any antecedent breach (including the breach in relation to which re-entry Is made) of any of the covenants and conditions contained in this Lease
10.2Covenants relating to adjoining land
Nothing contained In or implied by this Lease shall give the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition entered into by any tenant of the Landlord in respect of any property not comprised in this Lease
10.3Disputes with adjoining owners
If any dispute arises between the Tenant and the lessees tenants or occupiers of any Adjoining Property as to any easement right or privilege in connection with the use of the Premises and the Adjoining Property or as to the party or other walls separating the Premises from the Adjoining Property or as to the amount of any contribution towards the expenses or services used in common with any other property It shall be decided by the Landlord or in such manner as the Landlord shall direct (acting reasonably)
10.4Effect of waiver
Each of the Tenant's covenants shall remain in full force both at law and In equity notwithstanding that the Landlord shall have waived or released temporarily any such covenant or waived or released temporarily or permanently revocably or irrevocably a similar covenant or similar covenants affecting any Adjoining Property
10.5Rights easements etc.
The operation of Section 62 of the Law of Property Act 1925 shall be excluded from this Lease and the only rights granted to the Tenant are those expressly set out In this Lease and the Tenant shall not by virtue of this Lease be deemed to have acquired or be entitled to and the Tenant shall not during the Term acquire or become entitled by any means whatsoever to any easement from or over or affecting any Adjoining Property not comprised in this Lease
10.6Exclusion of use warranty
Nothing In this Lease or in any consent granted by the Landlord under this Lease shall imply or warrant that the Premises may be used for the purpose herein authorised (or any purpose authorised) under the Planning Acts
10.7Entire understanding
This Lease embodies the entire understanding of the parties relating to the Premises or to any of the matters dealt with by any of the provisions of this Lease
10.8Representations
The Tenant acknowledges that this Lease has not been entered into In reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease
10.9Licences etc. under hand
Whilst the Landlord Is a limited company or other corporation all licences consents approvals ·and notices required or permitted to be given by the Landlord shall be sufficiently given if given under the hand of a Director the Secretary or other duly authorised officer of the Landlord
10.10Tenant's property
If after the Tenant has vacated the Premises on the expiry of the Term any property of the Tenant remains in or on the Premises and the Tenant fails to remove it within 15 Working Days after being requested in writing by the Landlord so to do or If after using Its best endeavours the Landlord is unable to make such a request to the Tenant within 15 Working Days from the first attempt so made by the Landlord
(a)the Landlord may as the agent of the Tenant sell such property provided that the Tenant will indemnify the Landlord against any Habfllty Incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant
(b)lf the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain the said proceeds of sale absolutely unless the Tenant shall claim the same within 3 months of the date upon which the Tenant vacated the Premises and
(c)the Tenant shall indemnify the Landlord against any damage occasioned to the Premises or any Adjoining Property and any actions claims proceedings costs expenses and demands made against the Landlord caused by or related to the presence of the property in or on the Premises
10.11Service of notices

The provisions of Section 196 of the Law of Property Act 1925 as amended by the

Recorded Delivery Service Act 1962 shall apply to the giving and service of all notices and documents under or in connection with this Lease except that Section 196 shall be deemed to be amended as follows
(a)the final words of Section 196(4) “… and service ... be delivered" shall be deleted and there shall be substituted “and that service shall be deemed to be made on the third 11Working Day” meaning any day from Monday to Friday (inclusive) other than Christmas Day Good Friday and any statutory bank holiday'1
(b)any notice or document shall also be sufficiently served If sent by facsimile transmission to the party to be served and that service shall be deemed to be made on the day of transmission if transmitted before 4.00 p.m. on a Working Day but otherwise on the next following Working Day
10.12Permitted User
(a)The Landlord and Tenant have acknowledged that the user clauses In the Head Lease and in the Superior Lease dated 2nd March 1990 require that the Premises may only be used for purposes within Use Class B1 (Business) of the Town and Country Planning (Use Classes) Order 1987 (as originally enacted)
(b)The Landlord has agreed that if following applications to change the permitted user in the Head Lease and the Superior Lease dated 2nd March 1990 the Head Lessor and the Superior Lessor agree to permit a change of use so as to all or part of the Premises to be used for purposes falling within Use
Classes B2 and/or B8 of the Town and Country Planning (Use Classes) Order 1987 (as originally enacted) in addition to purposes within Use Class B1 (Business) of the Town and Country Planning (Use Classes) Order 1987 (as
originally enacted) then the Landlord will not unreasonably withhold or delay its consent to a change of the Permitted User to allow such additional use or uses permitted by the Head Lessor or the Superior Lessor
11.CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
For the purposes of the Contracts (Rights of Third Parties) Act 1999 the parties hereto agree that they do not intend any terms of this Lease to be enforceable by any third party who but for that Act would not have been entitled to enforce such terms

12.TENANT'S OPTION TO DETERMINE
12.1If the Tenant wishes to determine this Lease on either of the Break Dates and compiles with each of the conditions set out In Clause 12.2 then this Lease shall determine and without prejudice to the provisions of Clause 12.3 cease to have effect on the relevant Break Date
12.2The conditions referred to in Clause 12.1 are as follows:
(a}    The Tenant serves not less than 6 months' notice in writing on the Landlord expiring on the relevant Break Date

(b)        The Tenant pays all Rent due and payable under the Lease by way of cleared funds to the Landlord up to and Including the Break Date
Provided that the Landlord can waive either or both of these conditions by serving written notice to that effect on the Tenant at any time prior to the relevant Break Date
12.3The Tenant shall deliver the original Lease to the Landlord within 10 Working Days following the relevant Break Date and duly completed Land Registry forms deeds of discharge of any registered charges and other necessary documents required to close the registered title to the Lease and remove any notice at the Land Registry of the Lease or the easements granted by the Lease and such obligation shall continue and be enforceable against the Tenant notwithstanding the termination of the Lease
12.4On the relevant Break Date the Landlord shall reimburse the Tenant in respect of the rents and other sums paid by the Tenant in advance and relating to a period after the relevant Break Date
12.5Determination of this Lease pursuant to this clause Is without prejudice to the rights or remedies of either party against the other for breach of the covenants and conditions in this Lease
13.EXCLUSJON OF THE 1954 ACT SECTIONS 24-28
13.1On 5th July 2010 the Landlord served notice on the Tenant pursuant to the provisions of the 1954 Act Section 38A(3) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and on 15th July 2010 the Tenant made a statutory declaration pursuant to Schedule 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.
13.2Pursuant to the provisions of the 1954 Act Section 38A(1) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003, the parties agree that the provisions of the 1954 Act Sections 24-28 inclusive are to be excluded In relation to the tenancy created by this Lease.
IN WITNESS whereof this Deed has been duly executed on the date first stated above

SCHEDULE 1
Rights granted
1.Estate Road
The right for the Tenant and all persons expressly or by implication authorised by it
(in common with the Landlord and all other persons having a like right) to pass and re-pass to and from the Premises at all times with or without vehicles of any description for all purposes connected with the use and enjoyment of the Premises (but not otherwise) over and along the Road unless and until such time as the same shall be adopted as public highways
2.Pipes
The free passage and running (subject to temporary interruption for repair alteration and replacement) of water soil gas and electricity and other supplies to and from the Premises in and through the Pipes that now serve the Premises presently laid in on through, or under the Estate

SCHEDULE 2
Rights reserved
1.Pipes
The free passage and running (subject to temporary interruption for repair alteration and replacement) of water soil gas electricity telephone and other services or supplies from and to other parts of the Adjoining Property in and through the Pipes which now are or may hereafter during the Term be in upon through under or over the Premises
2.Construct easements
The right to construct and to maintain in upon through under or over the Premises at any time during the Term any easements or services for the benefit of any part of the Adjoining Property
3.Access
3.1The right at any time during the Term at reasonable times and upon reasonable notice except in cases of emergency to enter (or in the cases of emergency to break and enter) the Premises to
(a)Inspect cleanse connect lay repair remove relay replace with others alter or execute any works whatever to or in connection with the Pipes easements or services referred to in Paragraphs 1 and 2 of this Schedule
(b)view the state and condition of and repair and maintain the Premises and any buildings now or hereafter during the Term on any Adjoining Property where such viewing or work would not otherwise be reasonably practicable
(c)carry out work or do anything whatsoever comprised within the Landlord's obligations in this Lease whether or not the Tenant Is liable to make a contribution
(d)take schedules or Inventories of fixtures and other items to be yielded up on the expiry of the Term and
(e)     exercise any of the rights granted to the Landlord by this Lease
3.2The right with the Surveyor or any other surveyor acting for the Landlord and any person acting as the Arbitrator under Schedule 3 at convenient hours and on reasonable prior notice to enter and to Inspect and measure the Premises for all purposes connected with any pending or Intended step under the 1954 Act or the Implementation of the provisions of Schedule 3

4.Light
Full right and liberty at any time hereafter to alter raise the height of or re-build any building on any Adjoining Property in such manner as it shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises
5.Right to re-develop
Full right and liberty at any time hereafter to alter vary close demolish stop divert amend construct new buildings or other structures re-construct or otherwise deal with any part or parts of the Estate (other than the Premises) or any adjoining property in such manner as the Landlord may require and without payment of compensation
6.Management Company rights of entry
The right for the Management Company and (in the circumstances referred to in Clause 6.4 the Landlord) to enter upon the Premises as may be necessary from time to time for the purposes of carrying out the Services
PROVIDED THAT the Landlord (or other persons so entering) shall exercise such rights in a reasonable manner and in accordance with reasonable rules and regulations made by the Tenant having regard to health and safety directly relating to the Permitted User and PROVIDED FURTHER THAT the Landlord shall make good at its own cost any damage caused by the Landlord and persons so entering the Premises to the reasonable satisfaction of the Tenant as soon as reasonably practicable

SCHEDULE 3
Rent Review
1.
1.1The terms defined in this paragraph 1 shall for all purposes of this Schedule have the meanings specified

11Base Figure"

"Index"

"Independent Surveyor"

"Relevant Review Date” "Previous Rent Period"

2.

means the Index figure for the month immediately prior to the commencement of the Previous Rent Period (and in the case of the first Review Date the Base Figure shall be the Index figure for the month preceding the Term Commencement Date)
means the index figure of the all items Retail Prices Index published by the Office for National Statistics (or any successor Ministry Department or body)
means a chartered surveyor appointed by agreement between the parties who shall have not Jess than 10 years' experience in valuing and letting commercial property and who shall be a partner or director of a reputable firm or company of chartered surveyors or (in default of agreement within 10 Working Days of one party giving notice to the other of its nomination or nominations) nominated by the President on the application of either party made not earlier than the Relevant Review Date means the Review Date by reference to which the Rent Is being reviewed means at a Relevant Review Date the preceding period of 5 years between:
(a)the Term Commencement Date and the first Review Date; and
(b)thereafter the period between a Review Date and the next Review Date; and
(c)the period between the last Review Date and the expiry of the Term as the case may be
2.1Until the first Review Date the Rent payable shall be the Initial Rent

2.2Subject to the provisions of Clause 2.3 on and from the first Review Date and each subsequent Review Date the Rent shall be an amount per year equal to the figure which Is calculated by reference to the following formula:
A =    R x I
            BF

"A" is the Rent payable on and from the Relevant Review Date
"R" is the Rent payable Immediately prior to the Relevant Review Date (or if payment of Rent has been suspended pursuant to the provisions of Clause 8.4 the Rent which would have been payable had there been no such suspension)
"I" is the figure shown in the Index for the month immediately preceding the Relevant Review Date
"BF" Is the Base Figure
2.3
(a)
(i)If by applying the formula referred to in Clause 2.2 upon the first Review Date the reviewed Rent would be less than that which would be achieved by increasing the Initial Rent by 1% per annum compound over the Previous Rent Period then the Rent payable from the first Review Date shall be the figure achieved by Increasing the Initial Rent by 1% per annum compound over the Previous Rent Period
(ii)If by applying the formula referred to in Clause 2.2 upon the first Review Date the reviewed Rent would be more than that which would be achieved by Increasing the Initial Rent by 2% per annum compound over the Previous Rent Period then the Rent payable from the first Review Date shall be the figure achieved by increasing the Initial Rent by 2% per annum compound over the Previous Rent Period
(b)
(i)If by applying the formula referred to in Clause 2.2 upon the second Review Date the reviewed Rent would be less than that which would be achieved by increasing the Rent payable immediately prior to the second Review Date by 2% per annum compound over the Previous Rent Period then the Rent payable from the second Review Date shall be the figure achieved by increasing the Rent payable immediately prior to the second Review Date by 2% per annum compound over the Previous Rent Period
(ii)If by applying the formula referred to in Clause 2.2 upon the second Review Date the reviewed Rent would be more than that which would be achieved by increasing the Rent payable immediately prior to the second Review Date by 3% per annum compound over the Previous Rent Period then the Rent payable from the second Review Date shall be the figure achieved by increasing the Rent payable Immediately prior to the second Review Date by 3% per annum compound over the Previous Rent Period
(c)
(i)If by applying tne formula referred to in Clause 2.2 upon the third Review Date the reviewed Rent would be less than the Rent payable immediately prior to the third Review Date then the Rent payable from the third Review Date shall be the Rent payable immediately prior to the third Review Date
(ii)If by applying the formula referred to in Clause 2.2 upon the third Review Date the reviewed Rent would be more than that which would be achieved by Increasing the Rent payable Immediately prior to the third Review Date by 5% per annum compound over the Previous Rent Period then the Rent payable from the third Review Date shall be the figure achieved by increasing the Rent payable Immediately prior to the third Review Date by 5% per annum compound over the Previous Rent Period
(d)
(I)If by applying the formula referred to in Clause 2.2 upon the fourth Review Date the reviewed Rent would be less than the Rent payable immediately prior to the fourth Review Date then the Rent payable from the fourth Review Date shall be the Rent payable immediately prior to the fourth Review Date
(ll)     If by applying the formula referred to in Clause 2.2 upon the fourth Review Date the reviewed Rent would be more than that which would be achieved by increasing the Rent payable Immediately prior to the fourth Review Date by 5% per annum compound over the Previous Rent Period then the Rent payable from the fourth Review Date shall be the figure achieved by increasing the Rent payable immediately prior to the fourth Review Date by 5% per annum compound over the Previous Rent Period
2.4In Clause 2.3 where there is reference to any Rent payable prior to a Relevant Review Date such reference shall be deemed also to refer to any Rent which would have been payable but for any suspension pursuant to Clause 8.4
3.Such revised rent may be agreed in writing at any time between the parties or (in the absence of agreement) determined not earlier than the relevant Review Date upon the application of either party by an Independent Surveyor
4.In the event of any determination by an Independent Surveyor
(a)the fees and expenses of the Independent Surveyor Including the cost of his appointment shall be borne as the Independent Surveyor shall determine

(b)the Independent Surveyor shall afford to the Landlord and the Tenant an opportunity to make representations in writing to him with such supporting evidence as they may respectively wish
(c)the Independent Surveyor shall within 2 months after his appointment or within such extended time as the Landlord and Tenant shall agree and shall stipulate give to the Landlord and the Tenant written notice of the amount of the revised rent as determined by him and his determination shall be final and binding on the parties hereto
(d)if the Independent Surveyor shall not have given notice of his determination within the period and in manner aforesaid or if for any reason ft becomes apparent that he will be unable to do so within such period the Landlord and the Tenant may agree upon or either of them may apply to the President for a new surveyor to be appointed in his place (which procedure may be repeated as many times as may be necessary) provided always that any such determination given by the Independent Surveyor outside such time limit but prior to the appointment of a new surveyor shall be valid and effective but if given thereafter shall be null and void
5.
5.1If there is any change after the date hereof in the reference base used to compile the Index the figure taken to be shown in the Index after such change shall be the figure which shall have been shown In the Index if the reference base current at the date of this Lease had been retained
5.2
(a)     If the Index is discontinued or ceases to exist the Landlord and Tenant may agree a suitable alternative Index compiled by government or by a public body or by a trade association and/or the base figure which shall be deemed to have applied In the month immediately prior to the Term Commencement Date
(b)In default of agreement the matter in dispute shall be determined by the Independent Surveyor acting as an expert
(c)     In this Schedule 3 the term "Index" shall mean the Index so agreed or determined and the term "Base Figure" shall mean the base figure so agreed or determined
6.If at any of the Review Dates there shall be In force a statute which shall prevent restrict or modify the Landlord's right to review the Rent in accordance with this Lease and/or to recover any increase in the Rent the Landlord shall when such restriction or modification is removed relaxed or modified be entitled (but without prejudice to its rights if any to recover any Rent the payment of which has only been deferred by law) on giving not less than 1 month's notice In writing to the Tenant at any time within 6 months (time being of the essence of the Contract) of the restriction or modification being removed relaxed or modified to proceed with any review of the Rent which may have been prevented or further to review the Rent In respect of any review where the Landlord's right was restricted or modified and the date specified In the said notice shall be deemed for the purposes hereof to be a Review Date (providing that nothing herein shall be construed as varying any subsequent Review

Dates except any Review Dates where such a statute shall be in force in which event the provisions of this paragraph 5 shall apply) and the Landlord shall be entitled to recover any resulting increase In Rent with effect from the earliest date as shall be permitted by law
7.When the Rent shall have been ascertained in accordance with this Schedule memoranda thereof shall be signed by or on behalf of the parties and annexed to this Lease and Its counterpart and the parties shall bear their own costs in respect of this
8.If the revised rent payable on and from any Review Date has not been ascertained by that Review Date Rent shall continue to be payable at the rate previously payable (such payment being on account of the Rent for that Review Period) and forthwith upon the revised rent being ascertained {that is to say the date when the same has been agreed between the parties or the date of the Independent Surveyor's award) the Tenant shall pay to the Landlord any shortfall between what would have been paid on the Relevant Review Date and on any subsequent rent days had the revised rent been determined and the payments made by the Tenant on account together with interest thereon at the Base Rate of the Bank referred to in or nominated pursuant to Clause 1.8 prevailing on the day upon which the shortfall is paid on each instalment of Rent due on or after the Review Date on the difference between what would have been paid on that rent day had the revised rent been determined and the amount paid on account the Interest being payable for the period from the date upon which the Instalment was due up to the date of payment of the shortfall
9.Time shall not be of the essence in connection with the operation of this Schedule 3

SCHEDULE 4
The Services
1.Maintaining etc. Common Parts
Maintaining repairing amending altering and where necessary rebuilding renewing and reinstating and where appropriate washing down painting and decorating to such standard as the Landlord may from time to time consider adequate the Common Parts
2.Maintaining the Road
Without prejudice to the generality of paragraph 1 to maintain and repair amend and where necessary for the purposes of repair to re-lay the Road
3.Maintaining etc apparatus
Inspecting servicing maintaining repairing amending and where necessary overhauling and replacing and insuring (save in so far as Insured under other pro visions of this Lease) all apparatus plant machinery and equipment within the Common Parts from time to time Including any security gates barriers close circuit television and other equipment used in connection with the provision of security at the Estate
4.Maintaining etc. Pipes
Maintaining repairing cleansing emptying draining amending and where beyond economic repair renewing all Pipes in or serving the Estate except those that are within and solely serve the Premises or any part of the Estate that is let or intended for letting
5.Lighting the Road
Lighting the Road to such standard as the Landlord (acting reasonably} may from time to time consider adequate
6.Landscaped areas etc.
Providing and maintaining (at the Landlord's reasonable discretion) any plants shrubs trees or garden or grassed areas in the Common Parts and keeping the same planted and free from weeds and the grass cut
7.Security
Providing and maintaining security and security systems within the Estate
8.Other services
Any other services relating to the Common Parts or any part of it reasonably provided by the Landlord in the interests of good estate management from time to time during the Term and not expressly mentioned herein

SCHEDULE 5
Additional Items of expenditure
1.Fees
1.1The reasonable and proper fees and disbursements (and any Value Added Tax payable thereon) of
(a) the Surveyor the Accountant and any other Individual firm or company employed or retained by the Landlord for (or in connection with) such surveying or accounting functions or the management of the Estate
(b)the managing agents whether or not the Surveyor for (or in connection with)
(i)the management of the Estate
(ii)the performance of the Services and any other duties In and about the Estate or any part of it relating to (without prejudice to the generality of the foregoing) the general management administration security maintenance protection and cleanliness of the Estate
(c)any other Individual firm or company employed or retained by the Landlord to perform (or in connection with) any of the Services or any of the functions or duties referred to in this Paragraph
1.2The reasonable and proper fees of the Landlord or a Group Company for any of the Services or the other functions and duties referred to in Paragraph 1.1 above that shall be undertaken by the Landlord or a Group Company and not by a third party
2.Outgoings
All existing and future rates water rates charges duties assessments Impositions and other outgoings payable by the Landlord in respect of the Estate or any part of it (excluding the Premises and any other part of the Estate that Is let or intended for letting) including (but without prejudice to the generality of the foregoing) residential accommodation for caretakers engineers and other staff employed In connection with the Estate
3.Electricity gas etc.
The cost of the supply of electricity gas oil or other fuel for the provision of the Services and for all purposes in connection with the Estate (excluding the Premises and any other part of the Estate that Is let or intended for letting)
4.Statutory etc. requirements
The cost of taking all steps deemed desirable or expedient by the Landlord for the benefit of the Estate for complying with making representations against or otherwise contesting the Incidence of the provisions of any regulation bye-law notice legislation order or statutory requirements concerning town planning public health highways streets drainage or other matters relating or alleged to relate to the Estate or any part of it (excluding the Premises and any part of the Estate that is let or intended to be let) for which any tenant is not directly liable

SCHEDULE 6
Documents containing matters to which the Premises are subject
1.The Superior Leases
2.The Head Lease
3.All matters contained or referred to in the property and charges registers (excluding financial charges} of Title Numbers:
(a)GM530643
(b)    GM599272
(c)    GM722527

SCHEDULE 7
Authorised Guarantee Agreement

THIS AUTHORIZED GUARANTEE AGREEMENT IS DATED        200[ ]
and is made BETWEEN:

(1)	[ ] whose registered office is at [ ] (the “Landlord”)
(2)	[ ] whose registered office is at [ ] (the “Former Tenant”)

WITNESSES as follows:

1.    DEFINITIONS AND INTERPRETATIONS

1.1    In this Deed the following expressions shall where the context so admits or requires have the following meanings:

“Assignee”	[ ] [whose registered office is at [of] [ ];
“Lease”	A lease of the Premises dated [ ] 200[ ] made between [ ] (1) [and] [ ] (2) [and] [ ] (3);
“Term”	The term of [ ] years from [and including] the [ ] 200[ ] created by the Lease;
“1995 Act”	the Landlord and Tenant (Covenants) Act 1995;
“Relevant Period”	The period starting on the date when the Lease shall be assigned to the Assignee and terminating the date when the Assignee is released from the relevant covenants by virtue of the Act;
“relevant covenants”	Has the same meaning as in section 16 of the 1995 Act;
“Premises”	[ ];

6.1Words or phrases which are defined in the Lease shall unless the context otherwise requires have a similar meaning when used in this Deed and any interpretations referred to in the Lease shall also apply to this Deed

6.2Where the Former Tenant comprises two or more persons or corporations their liability shall be joint and several

6.3Words Importing the singular meaning shall where the context so admits Include the plural meaning and vice versa
7.AUTHORISED GUARANTEE AGREEMENT
This Deed is an Authorised Guarantee Agreement for the purposes of the 1995 Act and the circumstances set out in section 16(3) of the 1995 Act apply
8.THE FORMER TENANT'S COVENANTS

8.1The Former Tenant covenants and undertakes with the Landlord that:

(a)The Assignee will during the Relevant Period punctually pay the rent[s} reserved by and comply with all the tenant's covenants being relevant covenants contained in the Lease
(b)The Former Tenant will (as a principal debtor) pay and make good to the Landlord on demand and will indemnify the Landlord against all losses costs expenses and damages occasioned by or resulting from the Assignee's failure during the Relevant Period to comply with any obligation owed by the Assignee in respect of the relevant covenants
8.2If during the Relevant Period the Lease is disclaimed and the Landlord by notice in writing to the Former Tenant so requires the Former Tenant will accept and execute a counterpart of a lease of the Premises for a term equal to the residue of the Contractual Term unexpired at the date of the disclaimer at the rent payable immediately prior to such date and subject to conditions and obligations no more onerous than those contained in the Lease (and including provisions if applicable for a review of the rent on the same dates and in the same manner to those contained in the Lease) such lease to take effect as from the date of the disclaimer
9.AGREEMENT AND DECLARATION
The parties hereby agree and declare that:
9.1The Former Tenant shall not be released from any liability hereunder nor shall the liability of the Former Tenant be in any way affected by reason of:
(a}        the fact that the Landlord does not strictly or timeously enforce the relevant covenants against the Assignee;
{b}        any variation of the terms of the Lease In the meantime to the extent permitted by section 18 of the 1995 Act;
(c)any compromise or arrangement agreed between the Landlord and the Assignee in the meantime;
(d)any consent given under the Lease in the meantime;
(e)(when the Former Tenant comprises two or more persons) any release by the Landlord of any one or more of the Former Tenants

9.2All monies due from the Former Tenant under this Guarantee shall be paid without any deduction whatsoever and without the Former Tenant exercising or seeking to exercise any right or claim to legal or equitable set-off except to the extent (if any) allowed by the Lease
4.3    The parties hereby agree and declare that the provisions of Clause 4 shall only take effect to the extent permitted by Section 18 of the 1995 Act

IN WITNESS whereof this Deed has been duly executed on the date first stated above

Executed and Delivered as a Deed    )
by [    ] LIMITED    )
acting by two duly authorised officers:    )

Executed and Delivered as a Deed    )
by [    ] LIMITED    )
acting by two duly authorised officers:    )

_____________________________
Director

___________________________
Director/Secretary

__________________________
Director

__________________________
Director/Secretary

Executed and Delivered as a Deed by THE OAKES BUSINESS PARK DEVELOPMENT COMPANY LTD acting by two duly authorised officers:	) ) ) )	/s/ Authorised Representative
Director

/s/ Authorised Representative
Director/Secretary

Executed and Delivered as a Deed by THE OAKS BUSINESS PARK MANAGEMENT COMPANY LTD acting by two duly authorised officers:	) ) ) )	/s/ Authorised Representative
Director

/s/ Authorised Representative
Director/Secretary